MAXUS TECHNOLOGY CORPORATION ANNOUNCES APPOINTMENT OF NEW MEMBERS OF BOARD OF DIRECTORS AND NEW OFFICERS

MILPITAS, CA, December 22, 2006 - Maxus Technology Corporation (MXUS.PK) (‘Maxus’ or the ‘Company’) announced today that Martin Nielson, Gary Powers and Paul Goodman have been appointed as members of the Board of Directors of Maxus effective as of December 7, 2006. In addition, effective as of December 18, 2006, the Maxus board has unanimously elected Martin Nielson to be Chairman of the Board and President, and Gary Powers to become Secretary. No other changes to the board were made.

The new management is tasked with implementing an updated growth strategy in the e-Waste Recycling and Electronics Asset recovery industry and to bring the company to a stage of full compliance so that a re-listing on NASD’s OTC stock exchange can be achieved. These new plans will be completed shortly and announcements in support of this are expected to be forthcoming.

Mr. Nielson is a long-term business builder whose experience was gained through the execution of growth strategies for international fast growth public companies he has been associated with, including over 150 acquisitions. For the last four years, he has been very active in the electronics reverse logistics industry and is presently CEO and Chairman of Global Electronics Recovery, Inc. a Silicon Valley based firm. Mr. Nielson added "We are now very focused on getting Maxus back to a stable state, to becoming fully compliant and to charting a new path for growth. We appreciate the confidence the shareholders have given us and want to assure all the Maxus stakeholders that we will be working diligently to achieve a ‘win-win’ solution. I’ve worked closely with Paul and Gary and believe that as a team we can craft a professional solution to the issues the company has been facing and get back on a productive track of growth."

Mr. Powers is a mechanical engineer by education and is co-founder and President of e-Cycle Solutions of Alberta, Canada - - a leader in processing e-waste and asset recovery.  At e-Cycle, Gary oversaw the design of one of Canada's few automated processing facilities for the handling of e-waste. Mr. Powers is also on the board of directors of and is a Vice President of Global Electronics Recovery, Inc., a California based asset recovery and e-waste recycling company of which Mr. Nielson is the President. He is a significant shareholder of Maxus both directly, and through another company he controls, 1183230 Alberta Ltd. Mr. Powers was previously chief operating officer of the Company and an executive with Maxus Technology, Ltd., which was acquired by Medinex Systems, the previous name of the Company, in a reverse merger.

Mr. Goodman is a partner in the New York City law firm of Cyruli Shanks & Zizmor, LLP and concentrates on the representation of small cap public companies, Internet and New Media clients handling a wide range of corporate and financing transactions including venture capital and mergers and acquisition. He is also on the Board of Directors of SecureLogic Corp. (OTCBB: SLGI), which develops and markets systems that manage the movement of people and baggage through airports. SecureLogic's systems integrate unique security methodologies with state-of-the-art screening and baggage handling technologies, providing a comprehensive baggage screening and passenger screening security solution. Mr. Goodman received his law degree from the City University of New York and also holds a Bachelors and Masters Degree in Computer Science.

The company also announced that it has moved it principle executive offices to 1600 California Circle, Milpitas, CA 95035 from its previous address in Morgan Hill, CA.

About Maxus Technology Corporation

The Company was founded in 1994 as an asset recovery expert for the electronics and telecom industry and was an early pioneer in the pre-owned technology marketplace. Until recently, the Company had served customers worldwide, and developed in-depth asset recovery and eWaste expertise, and extensive supply-and sell-side networks. The Company previously developed an international sourcing network enabling it to secure in-demand products and Maxus customers came to rely on it to provide low-cost, high-quality alternatives to new products. In a fragmented market crowded with small, unsophisticated operations, Maxus had been a trusted and respected resource.

Maxus has its new executive offices at 1600 California Circle, Milpitas, CA 95035 and its telephone number is 1.408.782.2005. For additional information please contact: 1.408.956-8888 x339, Martin Nielson, Chief Executive Officer, or visit the website: www.maxustechnology.com.